Exhibit 10.2

«FirstLast»

Dear «First»,

I am pleased to inform you that you have been selected to participate in the Unitrin, Inc. 2009 Performance Incentive Plan. Under this plan, you are eligible to earn an Annual Incentive Award tied to the achievement of specific performance goals. Listed below are your Threshold, Target and Maximum performance levels for the performance cycle beginning in 2009.

Performance Levels

Threshold	Target	Maximum
%	%	%

All Performance Levels are expressed as a percentage of your Base Salary in effect as of April 1, 2009. Please note that the Threshold is the minimum performance level that must be met in order for any cash award to become payable.

Other terms and conditions of your Annual Incentive Award are specified in the attached Exhibit A.

This Award is contingent upon approval by the Company’s shareholders at the 2009 Annual Meeting of Shareholders of the provisions of the 2009 Performance Incentive Plan which apply to this Award.

Sincerely,

Don Southwell

Exhibit A

To Annual Incentive Award Agreement

Overview: This Exhibit A sets forth the terms that will determine the amount of the cash payout, if any, that the Participant may be entitled to receive pursuant to the Award based on the achievement of the applicable performance goals measured over the Performance Period.

Performance Period: January 1, 2009 through December 31, 2009.

Threshold, Target and Maximum performance levels: The applicable Threshold, Target and Maximum levels of performance for the Award are set forth below.

Table 1. Performance Levels

Type of Award	Threshold	Target	Maximum
	%	%	%

Target Bonus Percentage: The applicable Target Bonus Percentage for the Award is set forth in Table 1 above, under the heading “Target”. The Target Bonus Percentage is expressed as a percentage of the Participant’s Base Salary, as defined herein.

Base Salary: Base Salary is the Participant’s annual base salary in effect as of April 1 of the Performance Period.

Performance Measures: The performance measures applicable to this Award are Profit Margin and Premium and Auto Finance Revenue Growth, as defined herein. The performance goals for each applicable measure are shown in the Performance Matrix in Exhibit A-1, which shows Profit Margin on the X axis and Premium and Auto Finance Revenue Growth on the Y axis.

Profit Margin: Profit Margin is defined as Net Income From Operations divided by Premium and Auto Finance Revenues.

Premium and Auto Finance Revenue Growth: Premium and Auto Finance Revenue Growth is defined as the percentage increase in Premium and Auto Finance Revenues in 2009 from such revenues in 2008.

Premium and Auto Finance Revenues: Premium Revenues is defined as earned premiums as reported in the Financial Analysis Summaries for the following operating companies: Kemper, Unitrin Specialty, Unitrin Direct (including the Direct Response Corporation acquisition), Career Agency Life Operations, Career Fire Operations, Reserve National and Unitrin Business Insurance. Auto Finance Revenues is defined as gross income as reported in the Fireside Bank Financial Analysis Summary minus the gross income of the Fireside Bank corporate product line.

Net Income From Operations: Net Income From Operations includes the sum of net incomes as reported in the Financial Analysis Summaries (excluding corporate divisions) for the following operating companies: Kemper, Unitrin Specialty, Unitrin Direct (including the Direct Response Corporation acquisition), Career Agency Life Operations, Career Fire Operations, Reserve National and Fireside Bank. (excluding Fireside Bank’s corporate line of business). Net Income From Operations also includes the after-tax investment income pertaining to the reserve run-off of discontinued operations (Unitrin Business Insurance and First Nonprofit).

Target Multiplier: At the end of the Performance Period, the Participant will be assigned a Target Multiplier, which is derived from the Performance Matrix set forth on Exhibit A-1 based on achievement of the performance goals. For performance between points on the Performance Matrix, the Target Multiplier will be interpolated on a straight-line basis.

Award Percentage: The Target Multiplier will be applied against Participant’s Target Bonus Percentage to arrive at the Award Percentage for the Participant.

Award Calculation: The determination of the amount of the payout, if any, under the Award will be calculated by multiplying the Participant’s Award Percentage by the Participant’s Base Salary.

Target Multiplier * Participant’s applicable Target Bonus Percentage = Award Percentage

Award Percentage * Base Salary = Final Cash Award payable under the Plan

Illustrative Example: Below is an illustrative example of a calculation for a potential payout under the Award for a sample participant with a Base Salary of $100,000.

Table 2. Illustrative Example:

Example of Individual Target Bonus Percentage from Table 1	Example of Target Multiplier interpolated from Performance Matrix	Example of Total Award Percentage (AxB)	Example of Base Salary	Example of Estimated final Cash Award payable under the Plan (CxD)
A	B	C	D	E
50.0%	120%	60%	100,000	60,000

Adjustments: The Compensation Committee of the Unitrin, Inc. Board of Directors may, in its discretion, make adjustments to the established performance goals applicable to this Award to reflect changes to the job responsibilities of the Participant or the structure of the Company or its Affiliates that relate directly to such established performance goals for all or a portion of the applicable Performance Period; provided, however, that no such adjustment shall be made to an Award to an employee whose compensation is subject to Section 162(m) of the Internal Revenue Code of 1986, as amended, if such adjustment would cause the compensation payable under the Award to fail to qualify as performance-based compensation under Section 162(m).